Exhibit 99

BMC Software Announces Fiscal 2012 First Quarter Results with Non-GAAP Diluted EPS Growth of 16 Percent

  Total bookings for the quarter increased 39 percent
  Total revenue for the quarter rose 9 percent
  Non-GAAP diluted EPS was $0.72, up 16 percent
  Cash flow from operations was $261 million, up 56 percent
  Company raises fiscal 2012 expectation for non-GAAP diluted EPS

HOUSTON--(BUSINESS WIRE)--July 27, 2011--BMC Software (NASDAQ: BMC) today announced its fiscal 2012 first quarter results.

Fiscal 2012 first quarter total revenue was $502 million, up 9 percent from the year-ago period. License revenue was up 11 percent to $190 million compared to the first quarter of fiscal 2011.

GAAP net earnings for the fiscal first quarter were $96 million, or $0.53 per diluted share, versus $93 million and $0.50 per diluted share in the year-ago period. Non-GAAP net earnings for the quarter were $129 million, or $0.72 per diluted share, representing a 14 percent increase in non-GAAP net earnings and a 16 percent increase in non-GAAP diluted earnings per share compared to the year-ago quarter. Included in the financial tables is a complete reconciliation between non-GAAP and GAAP results.

“During our fiscal 2012 first quarter, we continued to leverage our technology leadership and capitalize on the growing customer demand for more agile, flexible IT infrastructures,” said Bob Beauchamp, BMC’s chairman and chief executive officer. “Our cloud and software-as-a-service (SaaS) solutions gained further traction in the marketplace and our mainframe business performed strongly.”

The Company posted the following key results for its fiscal 2012 first quarter:

  Total bookings were up 39 percent compared to the year-ago quarter, or 33 percent on a constant currency basis, driven by strong MSM bookings.
  Total license bookings grew 43 percent compared to the year-ago quarter, or 35 percent on a constant currency basis.
  Total MSM bookings for the trailing twelve months increased 25 percent to $990 million. Total annualized MSM bookings for the trailing twelve months were up 15 percent.
  ESM license bookings in the quarter were flat year-over-year.
  While the prior-year quarter had four large ESM license transactions, of which each were more than $3 million in license bookings, there was only one ESM license transaction over $3 million in the fiscal 2012 first quarter.
  ESM license bookings from ESM transactions under $3 million increased by 25 percent year-over-year.
  ESM license bookings related to BMC’s cloud computing and software-as-a-service solutions increased significantly during the fiscal 2012 first quarter compared to the year-ago period.
  Total revenue grew 9 percent over the year-ago quarter, or 7 percent on a constant currency basis.
  Total non-GAAP operating expense was up 9 percent year-over-year, or 5 percent on a constant currency basis.
  Non-GAAP operating margin was 34 percent, consistent with the previous year period.
  The Company’s balance sheet remains strong, with $1.7 billion in cash and investments and $2.1 billion in deferred revenue.

First quarter GAAP net earnings in fiscal 2012 and 2011 were positively impacted by net income tax benefits of $6 million and $14 million, respectively, in connection with tax authority settlements related to prior years’ tax matters. These tax benefits were excluded from non-GAAP results.

During the first quarter, BMC continued its stock repurchase activities, spending $180 million to repurchase 3.4 million shares. At the end of the fiscal 2012 first quarter, the Company had $450 million remaining in its current share repurchase program.

“As we move through the remainder of fiscal 2012, we remain focused on executing our disciplined strategy for growth in bookings, revenue, earnings, cash flow from operations and shareholder value,” said Steve Solcher, BMC’s chief financial officer. “While we are continuing to closely monitor key trends and metrics, our outlook remains positive based on what we see today.”

Fiscal 2012 Expectations

For fiscal 2012, BMC expects non-GAAP diluted earnings per share in the range of $3.25 to $3.35 per share, which is 4 cents higher than the Company’s previous expectations provided in May. At the midpoint, this would represent a 10 percent increase over fiscal 2011 non-GAAP diluted earnings per share.

This range excludes an estimated $0.92 to $0.97 per share for non-GAAP adjustments, including expenses related to the amortization of intangible assets, stock-based compensation and severance, exit costs and related charges.

The assumptions underlying this full year fiscal 2012 expectations include:

  Total bookings growth in the low double digits, with the skew of full-year bookings expected in the first half of the year similar to the prior year;
  ESM license bookings growth in the mid-teens;
  MSM total bookings growth in the high single digits, which is higher than our previous expectations of mid single digits;
  Revenue growth in the high single to low double digits;
  Operating margin flat with the prior year;
  An increase in the license bookings ratable rate in comparison to the prior year;
  Currency impact at today’s rates, which is a negative impact of about one point to the total bookings and revenue growth rates compared to our previous expectations;
  Other income at a loss of approximately $8 million for the year;
  Weighted shares outstanding slightly lower than fiscal 2011; and
  A non-GAAP tax rate of 24 percent for the year.

BMC expects full year fiscal 2012 cash flow from operations to be between $825 million and $875 million, which at the mid-point represents an 11 percent improvement over fiscal 2011.

Conference Call

A conference call to discuss fiscal 2012 first quarter results is scheduled for today, July 27, 2011, at 4:00 pm Central Time. Those interested in participating may call (913) 981-5579 and use the pass code BMC. To access a replay of the conference call, that will be available for one week, dial (719) 457-0820 or (888) 203-1112 and use the pass code BMC. A live web cast of the conference call will be available on the Company's website at http://investors.bmc.com. A replay of the web cast will be available within 24 hours and archived on the website.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by U.S. generally accepted accounting principles (GAAP), the Company has also disclosed in this press release and the accompanying tables the following non-GAAP information: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP operating margin, (d) non-GAAP net earnings and (e) non-GAAP diluted earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with GAAP. These non-GAAP financial measures exclude share-based compensation expense; the amortization of intangible assets; severance, exit costs and related charges; as well as the related tax impacts of these items; and certain discrete tax items. Each of the non-GAAP adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of core operating results when assessing the performance of the organization. In addition, we have historically reported similar non-GAAP financial measures and we believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management.

While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as share-based compensation expense; the amortization of intangible assets; severance, exit costs and related charges; as well as the related tax impacts of these items; and certain discrete tax items that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

The following discusses the reconciliations of our non-GAAP financial measures to the most comparable GAAP financial measures:

• Share-based compensation expense. Our non-GAAP financial measures exclude the compensation expenses required to be recorded by GAAP for equity awards to employees and directors. Management and the Board of Directors believe it is useful in evaluating corporate performance during a particular time period to review the supplemental non-GAAP financial measures, excluding expenses related to share-based compensation, because these costs are generally fixed at the time an award is granted, are then expensed over several years and generally cannot be changed or influenced by management once granted.

• Amortization of intangible assets. Our non-GAAP financial measures exclude costs associated with the amortization of intangible assets. Management and the Board of Directors believe it is useful in evaluating corporate performance during a particular time period to review the supplemental non-GAAP financial measures, excluding amortization of intangible assets, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

• Severance, exit costs and related charges. Our non-GAAP financial measures exclude severance, exit costs and related charges, and any subsequent changes in estimates, as they relate to our corporate restructuring activities. Management and the Board of Directors believe it is useful in evaluating corporate performance during a particular time period to review the supplemental non-GAAP financial measures, excluding severance, exit costs and related charges, in order to provide comparability and consistency with historical operating results.

• Certain discrete tax items. Our non-GAAP financial measures exclude net tax benefits of $6 million and $14 million for the quarters ended June 30, 2011 and 2010, respectively, associated with tax authority settlements related to prior years’ tax matters. Management excludes the impact of these items in evaluating corporate performance. Therefore, we exclude these items when presenting non-GAAP financial measures.

In this press release we refer to certain bookings information. Bookings represent the transactional value of new contracts executed by us and reflected in our financial statements, including amounts recorded to both revenue and deferred revenue. We also refer to growth rates for revenue and bookings at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s business performance. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

Business runs on IT. IT runs on BMC Software.

Business thrives when IT runs smarter, faster and stronger. That’s why the most demanding IT organizations in the world rely on BMC Software across distributed, mainframe, virtual and cloud environments. Recognized as the leader in Business Service Management, BMC offers a comprehensive approach and unified platform that helps IT organizations cut cost, reduce risk and drive business profit. For the four fiscal quarters ended June 30, 2011, BMC revenue was approximately $2.1 billion. Visit www.bmc.com for more information.

This news release and other related public statements we make contain both historical information and forward-looking statements. Forward-looking statements can be identified by words such as “believes,” “anticipates,” “intends,” “expects,” “estimates,” “guidance,” “outlook,” “view” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding our expectations and guidance for fiscal 2012 non-GAAP diluted earnings per share and cash flow from operations, including the underlying assumptions, as well as statements we make regarding our plans, objectives, strategies and expectations for future operations and results. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: 1) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; 2) competition in our markets and market entrants utilizing alternative business models can result in pricing pressures and competition for new customers as well as potential displacements of our existing customers; 3) our cash flow from operations could be affected by many factors, including, but not limited to, lengthening sales cycles, the size and timing of bookings, customer payment terms, the timing of collections, increased expenses, reduced net earnings and movement in foreign currency exchange rates; 4) a significant percentage of our license transactions are completed during the final weeks and days of each quarter, which creates a level of uncertainty as to whether revenue, license bookings and/or earnings will have met expectations until after the end of the quarter; 5) our operating costs and expenses are relatively fixed over the short term, so if we have a shortfall in revenue in any given quarter, our ability to offset revenue shortfalls in the near-term is limited; 6) software product development is highly technical and inherently complex and delays in the timing and feasibility of product releases could have a material adverse effect on expectations and actual results for bookings, revenue, margins and cash flow from operations; 7) changes to our sales organization, including personnel, compensation practices and organizational and process changes, may be disruptive and negatively impact our results of operations; 8) our expectations for revenue and earnings are based on assumptions of the percentage of license revenue which will be recognized upfront versus deferred and the percentage of customer renewals for maintenance contracts; if our actual results do not match our assumptions, our recognized revenue and resultant earnings could fall short of expectations; 9) our effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect our earnings; 10) we conduct significant transactions in currencies other than the United States dollar and changes in the value of major foreign currencies relative to the U.S. dollar can significantly affect our reported revenue and operating results; 11) customers may not require, or may delay, additional capacity upgrades of our software, particularly our mainframe management software, due to the existence of sufficient hardware capacity, the uncertain timing of hardware upgrades or other reasons, and the timing of renewals of existing license agreements may be different than we expect; and 12) the additional risks and important factors described in BMC Software's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These filings are available on our website at http://investors.bmc.com. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © 2011 BMC Software, Inc.

BMC SOFTWARE, INC. STATEMENTS OF OPERATIONS (In millions, except per share data) (Unaudited)

			Incr/(Decr)
	Quarter Ended June 30,		Percentage
	2010	2011	Change
Revenue:
License	$171.2	$189.5	10.7%
Maintenance	253.8	264.6	4.3%
Professional services	35.9	48.3	34.5%
Total revenue	460.9	502.4	9.0%

Operating expenses:
Cost of license revenue	31.9	38.3	20.1%
Cost of maintenance revenue	40.7	43.8	7.6%
Cost of professional services revenue	37.0	47.4	28.1%
Selling and marketing expenses	142.1	144.7	1.8%
Research and development expenses	38.5	44.7	16.1%
General and administrative expenses	54.2	58.6	8.1%
Amortization of intangible assets	8.4	9.8	16.7%
Total operating expenses	352.8	387.3	9.8%
Operating income	108.1	115.1	6.5%
Other loss, net	(5.5)	(1.6)	(70.9)%
Earnings before income taxes	102.6	113.5	10.6%
Provision for income taxes	9.8	17.8	81.6%
Net earnings	$92.8	$95.7	3.1%

Diluted earnings per share	$0.50	$0.53	6.0%

Shares used in computing diluted earnings per share	183.8	180.6	(1.7)%

BMC SOFTWARE, INC. BALANCE SHEETS (In millions)

	Unaudited				Unaudited
	June 30,	September 30,	December 31,	March 31,	June 30,
	2010	2010	2010	2011	2011

Current assets:
Cash and cash equivalents	$1,410.0	$1,477.5	$1,544.1	$1,660.9	$1,582.9	(a)
Short-term investments	10.3	-	2.8	27.8	31.9	(a)
Trade accounts receivable, net	168.4	215.4	321.0	284.1	176.2
Trade finance receivables, net	71.5	66.7	63.9	112.6	99.0
Other current assets	128.7	125.1	126.8	182.0	173.3
Total current assets	1,788.9	1,884.7	2,058.6	2,267.4	2,063.3

Property and equipment, net	99.0	100.2	97.0	94.2	90.9
Software development costs, net	159.9	171.4	185.3	193.8	201.9
Long-term investments	51.0	51.1	53.5	67.8	64.1	(a)
Long-term trade finance receivables, net	75.5	82.3	74.7	110.8	132.8
Goodwill and intangible assets, net	1,493.1	1,484.4	1,524.8	1,507.9	1,648.2
Other long-term assets	272.2	279.5	276.7	243.5	236.5
Total assets	$3,939.6	$4,053.6	$4,270.6	$4,485.4	$4,437.7

Current liabilities:
Trade accounts payable	$37.0	$35.6	$36.4	$30.8	$33.3
Finance payables	10.5	9.6	6.6	16.6	1.0
Accrued liabilities	211.2	247.5	293.2	316.0	204.0
Deferred revenue	985.1	948.8	970.0	1,026.9	1,065.8
Total current liabilities	1,243.8	1,241.5	1,306.2	1,390.3	1,304.1

Long-term deferred revenue	820.0	806.8	839.8	928.6	1,002.7
Long-term borrowings	348.4	347.2	337.2	335.6	333.9
Other long-term liabilities	185.4	179.8	179.6	168.0	163.3
Total long-term liabilities	1,353.8	1,333.8	1,356.6	1,432.2	1,499.9

Total stockholders' equity	1,342.0	1,478.3	1,607.8	1,662.9	1,633.7

Total liabilities and stockholders' equity	$3,939.6	$4,053.6	$4,270.6	$4,485.4	$4,437.7

(a) Total cash and investments	$1,471.3	$1,528.6	$1,600.4	$1,756.5	$1,678.9

BMC SOFTWARE, INC. STATEMENTS OF CASH FLOWS (In millions) (Unaudited)

	Quarter Ended June 30,
	2010	2011

Cash flows from operating activities:
Net earnings	$92.8	$95.7
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	44.7	53.5
Deferred income tax provision (benefit)	6.1	(3.2)
Share-based compensation expense	25.1	30.8
Loss (gain) on investments, net and other	1.0	(0.2)
Changes in operating assets and liabilities, net of acquisitions:
Trade accounts receivable	43.3	111.1
Trade finance receivables	95.6	(7.7)
Prepaid and other current assets	-	4.0
Other long-term assets	2.0	3.3
Accrued and other current liabilities	(107.9)	(116.2)
Deferred revenue	(18.0)	109.8
Other long-term liabilities	(18.8)	(4.1)
Other operating assets and liabilities	1.5	(15.4)
Net cash provided by operating activities	167.4	261.4

Cash flows from investing activities:
Proceeds from maturities of investments	50.0	5.0
Proceeds from sales of investments	18.4	1.2
Purchases of investments	(1.9)	(6.7)
Cash paid for acquisitions, net of cash acquired	-	(145.9)
Capitalization of software development costs	(30.1)	(28.8)
Purchases of property and equipment	(5.0)	(3.0)
Other investing activities	1.0	-
Net cash provided by (used in) investing activities	32.4	(178.2)

Cash flows from financing activities:
Treasury stock acquired	(149.0)	(180.5)
Repurchases of stock to satisfy employee tax withholding obligations	(10.7)	(21.7)
Proceeds from stock options exercised and other	11.2	26.4
Excess tax benefit from share-based compensation expense	2.9	11.6
Repayments of borrowings and capital lease obligations	(3.0)	(2.6)
Net cash used in financing activities	(148.6)	(166.8)

Effect of exchange rate changes on cash and cash equivalents	(9.8)	5.6
Net change in cash and cash equivalents	41.4	(78.0)
Cash and cash equivalents, beginning of period	1,368.6	1,660.9
Cash and cash equivalents, end of period	$1,410.0	$1,582.9

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses (In millions) (Unaudited)

	Quarter Ended June 30,
	2010	2011

GAAP operating expenses	$352.8	$387.3

Share-based compensation expense	(25.1)	(30.8)

Amortization of intangible assets	(20.6)	(22.5)

Severance, exit costs and related charges	(3.0)	(2.1)

Non-GAAP operating expenses	$304.1	$331.9

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income (In millions) (Unaudited)

	Quarter Ended June 30,
	2010	2011

GAAP operating income	$108.1	$115.1

Share-based compensation expense	25.1	30.8

Amortization of intangible assets	20.6	22.5

Severance, exit costs and related charges	3.0	2.1

Non-GAAP operating income	$156.8	$170.5

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Margin to Non-GAAP Operating Margin (In millions) (Unaudited)

	Quarter Ended June 30,			Quarter Ended June 30,			Quarter Ended June 30,
	2010	2011		2010	2011		2010	2011

GAAP revenue:	$460.9	$502.4	GAAP operating income:	$108.1	$115.1	GAAP operating margin:	23%	23%

			Share-based compensation expense	25.1	30.8

			Amortization of intangible assets	20.6	22.5

			Severance, exit costs and related charges	3.0	2.1

GAAP revenue:	$460.9	$502.4	Non-GAAP operating income:	$156.8	$170.5	Non-GAAP operating margin:	34%	34%

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings (In millions) (Unaudited)

	Quarter Ended June 30,
	2010	2011

GAAP net earnings	$92.8	$95.7

Share-based compensation expense	25.1	30.8

Amortization of intangible assets	20.6	22.5

Severance, exit costs and related charges	3.0	2.1

Subtotal pre-tax reconciling items	48.7	55.4

Tax effect of above pre-tax items	(13.9)	(15.6)

Impact of certain discrete tax items	(14.0)	(6.2)

Non-GAAP net earnings	$113.6	$129.3

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Diluted Earnings Per Share to Non-GAAP Diluted Earnings Per Share (Unaudited)

	Quarter Ended June 30,
	2010	2011

GAAP diluted earnings per share	$0.50	$0.53

Share-based compensation expense	0.14	0.17

Amortization of intangible assets	0.11	0.12

Severance, exit costs and related charges	0.02	0.01

Subtotal pre-tax reconciling items	0.26	0.31

Tax effect of above pre-tax items	(0.08)	(0.09)

Impact of certain discrete tax items	(0.08)	(0.03)

Non-GAAP diluted earnings per share	$0.62	$0.72

Shares used in computing diluted earnings per share (in millions)	183.8	180.6

CONTACT:
BMC Software
Global Communications:
Jennifer Brenner, 713-918-2421
jennifer_brenner@bmc.com
or
Investor Relations:
Derrick Vializ, 713-918-1805
derrick_vializ@bmc.com